Exhibit 3.2

The amendments to the Company’s By-Laws effective June 29, 2020 are set forth below. Text stricken through indicates deletions, and text that is underlined indicates additions.

ARTICLE IV

Place of Shareholders’ Meetings

All meetings of the shareholders shall be held either or both (a) at the principal office of the Corporation in Massachusetts, unless a different place within Massachusetts or, if permitted by the Articles of Organization, elsewhere within the United States or (b) if permitted by applicable law, by means of remote communications, in the case of both (a) and (b) as is designated by the Chairman of the Board of Directors, the President, or by a majority of the Directors acting by vote or by written instrument or instruments signed by them. Any adjourned session of any meeting of the shareholders shall be held either or both (a) at such place within Massachusetts or, if permitted by the Articles of Organization, elsewhere within the United States or (b) if permitted by applicable law, by means of remote communications, in the case of both (a) and (b) as is designated in the vote of adjournment.